Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-87973), and Form S-3 (No. 333-116144 and No. 333-131489) of our reports dated February 7, 2006 on our audits of the financial statements and financial statement schedule as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005, and of management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of I.D. Systems, Inc. as of December 31, 2005, which are included in the Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to our firm under the caption "Experts" in the Form S-3 (No. 333-131489).

/s/ Eisner LLP

New York, New York February 17, 2006